Filed Pursuant to Rule 433

Registration Nos. 333-221324 and 333-221324-01

Wells Fargo Finance LLC Fully and Unconditionally Guaranteed by Wells Fargo & Company Market Linked Notes
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the EURO STOXX 50® Index due March 11, 2024
Term Sheet to Preliminary Pricing Supplement No. 132 dated August 5, 2019

Summary of Terms

Issuer:	Wells Fargo Finance LLC
Guarantor:	Wells Fargo & Company
Term:	Approximately 4.5 years
Market Measure:	EURO STOXX 50® Index (the “Index”)
Pricing Date:	August 30, 2019*
Issue Date:	September 9, 2019*
Original Offering Price:	$1,000 per note (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	March 11, 2024*
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	42% to 47% of the original offering price per note ($420 to $470 per note), to be determined on the pricing date
Participation Rate:	100%
Calculation Day:	March 4, 2024*
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer and the guarantor
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and WFS will pay 0.075% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	95001H7B1

Description of Terms

•	Linked to the EURO STOXX 50® Index
•	Potential for a positive return at maturity based on the performance of the Index from its starting level to its ending level. The maturity payment amount will reflect the following terms:
•	If the level of the Index increases:

You will receive the original offering price plus 100% participation in the upside performance of the Index, subject to a maximum return at maturity of 42.00% to 47.00% (to be determined on the pricing date) of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,420.00 to $1,470.00.

•	If the level of the Index decreases:

You will receive at maturity the original offering price, but you will not receive any positive return on your investment

•	Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)
•	All payments on the notes are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

* To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the notes remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the notes is approximately $955.76 per note. While the estimated value of the notes on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $935.76 per note. The estimated value of the notes was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a hypothetical maximum return of 44.50% or $445.00 per $1,000 note (the midpoint of the specified range for the maximum return), and a participation rate of 100%.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual maximum return, and whether you hold your notes to maturity.

Hypothetical Returns

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount payable at stated maturity per note	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,445.00	44.50%
150.00	50.00%	$1,445.00	44.50%
144.50	44.50%	$1,445.00	44.50%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%

Assumes a hypothetical maximum return of 44.50%, or $445.00 per note (the midpoint of the specified range of the maximum return). Each note has an original offering price of $1,000.

(1) The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level will be determined on the pricing date and will be set forth under “Summary of Terms” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth under the section titled “The EURO STOXX 50® Index” in the accompanying preliminary pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level, ending level and maximum return.

How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per note equal to the maturity payment amount. The maturity payment amount per note will equal:

•	If the ending level is greater than the starting level: $1,000 plus the lesser of:
(i)
(ii)	the maximum return;
•	If the ending level is less than or equal to the starting level: $1,000

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

•	You May Not Receive Any Positive Return On The Notes.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.
•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
•	The Notes Are Subject To Credit Risk.
•	As A Finance Subsidiary, The Issuer Has No Independent Operations And Will Have No Independent Assets.
•	Holders Of The Notes Have Limited Rights Of Acceleration.
•	Holders Of The Notes Could Be At Greater Risk For Being Structurally Subordinated If Either The Issuer Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of The Issuer’s Or The Guarantor’s Assets To One Or More Of The Guarantor’s Subsidiaries.
•	The Notes Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Notes.
•	The Estimated Value Of The Notes On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Notes Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.
•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Notes Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Notes To Develop.
•	Your Return On The Notes Could Be Less Than If You Owned The Securities Included In The Index.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.
•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Maturity Payment Amount You Will Receive At Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Issuer’s And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
○	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the notes.

○	The estimated value of the notes was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
○	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the Index.
○	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
○	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
○	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
○	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The notes described herein are not a suitable investment for all investors. In particular, no investor should purchase the notes unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the notes prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per note. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the notes from you at any time prior to maturity.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo

Finance LLC and Wells Fargo & Company. This material is not a product of Wells Fargo Finance LLC, Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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